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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                              --------------------


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 8, 2002





                                 NETEGRITY, INC.
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             (Exact name of registrant as specified in its charter)



          Delaware                      1-10139                  04-2911320
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(State or other jurisdiction     (Commission File Number)       (IRS Employer
       of incorporation)                                     Identification No.)


          52 Second Avenue
            Waltham, MA                                             02451
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  (Address of principal executive                                 (Zip Code)
              offices)

       Registrant's telephone number, including area code: (781) 890-1700


                                       N/A
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          (Former name or former address, if changed since last report)




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Item 5.  Other Events

         The purpose of filing this Current Report on Form 8-K is to update the description of the securities of Netegrity, Inc. contained in the Form 8-A dated December 6, 1988, as amended by Amendment Number 1 thereto dated December 13, 1988 (the "Form 8-A"). The following information constitutes the information required by Item 202 of Regulation S-K.

         The description of securities contained in the Form 8-A is hereby updated to read as follows:

                  DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

         The following summary description of our capital stock is based on the provisions of our certificate of incorporation and by-laws and the applicable provisions of the Delaware General Corporation Law.

         GENERAL. As of February 8, 2002, we are authorized to issue up to 135,000,000 shares of our common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, $.01 par value per share. The issued and outstanding shares of our common stock are fully paid and nonassessable. As of February 8, 2002, there were 33,849,480 shares of Netegrity common stock issued and outstanding, held by approximately 201 stockholders of record, and no shares of preferred stock issued and outstanding. As of February 8, 2002 there were outstanding options and warrants to purchase an aggregate of 4,701,703 shares of our common stock.

         COMMON STOCK. Each holder of our common stock is entitled to one vote per share of our common stock held of record by the holder on each matter submitted to a vote of stockholders. The holders of our common stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock have no preemptive, redemption or conversion rights. Holders of our common stock are entitled to receive dividends, subject to any preferential rights of outstanding preferred stock, when, as and if declared by our board of directors out of funds legally available for payment of dividends. Upon Netegrity's liquidation, dissolution or winding up, the holders of our common stock may share ratably in Netegrity's net assets after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

         PREFERRED STOCK. Under the terms of our certificate of incorporation, the board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. Dividend, conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of our preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of our common stock or for other corporate purposes.

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         The purpose of authorizing the board of directors to issue preferred stock and determine its rights and privileges is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no current plans to issue any shares of preferred stock.

         DELAWARE ANTI-TAKEOVER LAW AND CERTAIN BY-LAW PROVISIONS. Netegrity is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person becomes an interested stockholder, unless a business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

         Our amended and restated by-laws, as amended, provide that special meetings of the stockholders may only be called by the board of directors, the chief executive officer or the holders of at least 30% of the shares of our capital stock issued and outstanding and entitled to vote. This provision could have the effect of delaying until the next duly called stockholders' meeting actions which are favored by a significant percentage of our stockholders.

         Our amended and restated by-laws also provide that any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may only be filled by a majority of the directors then in office. This limitation on the filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of Netegrity.

         REGISTRAR AND TRANSFER AGENT. The registrar and transfer agent for our common stock is the Registrar and Transfer Company.



                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    February 12, 2002                NETEGRITY,  INC.


                                          By: /s/ Regina Sommer
                                              ---------------------------------
                                              Regina Sommer
                                              Chief Financial Officer